CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                                   AZUREL LTD.


         Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned officer of Azurel Ltd., a Delaware corporation (the "Corporation"), does hereby certify as follows:

FIRST: The Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of Delaware on June 26, 1995.

SECOND: The Certificate of Incorporation of the Corporation is amended by the following resolution adopted by the Board of Directors and the shareholders of the Corporation:

                  RESOLVED,   that  the  Certificate  of  Incorporation  of  the
                  Corporation be amended by restating in its entirety Article FOURTH as follows:

                  "FOURTH: the aggregate number of shares which the corporation is authorized to issue is 25,000,000, divided as follows:

                  A. 24,000,000 shares of common stock, $.001 per share par value, and

                  B. 1,000,000 shares of Preferred Stock, $.001 per share par value, to be issued in series. The shares of Preferred Stock may be issued in one or more series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. Authority is hereby expressly granted to the Board of
                       Directors of the corporation to fix, subject to the provisions herein set forth, before the issuance of any shares of a particular series, the number, designation, and relative rights, preferences, and limitations of the shares of such series including (1) voting rights, if any, which may include the right to vote together as a single class with the Common Stock and any other series of the Preferred Stock with the number of votes per share accorded to shares of such series being the same as or different from that accorded to such other shares, (2) the dividend rate per annum, if any, and the terms and conditions pertaining to dividends and whether such dividends shall be cumulative, (3) the amount or amounts payable upon such voluntary or involuntary liquidations,
                       (4) the redemption price or prices, if any, and the terms and conditions of the redemption, (5) sinking fund provisions, if any, for the redemption or purchase of such shares, (6) the terms and conditions on which such shares are convertible, in the event the shares are to have conversion rights, and (7) any other rights, preferences and limitations pertaining to such series which may be fixed by the Board of Directors


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                       pursuant to the Delaware General Corporation Law;"

THIRD: The Amendment to the Certificate of Incorporation was authorized by the written consent of the directors in accordance with Section 141 of the General Corporation Law of the State of Delaware and by the written consent of the shareholders pursuant to Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned President of the Corporation has signed this Certificate as of the 13th day of September 1995, and hereby affirms that this is his true act and deed and that the statements contained herein are true under penalty of perjury.



                                        /s/ Constantine Bezas
                                        ---------------------
                                        Constantine Bezas
                                        President